Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Cordyceps Sunshine Biotech Holdings Co., Ltd.

We hereby consent to the use of our report dated September 20, 2022, with respect to the financial statements of Cordyceps Sunshine Biotech Holdings Co., Ltd., incorporated in the Registration Statement on Form F-1/A of Cordyceps Sunshine Biotech Holdings Co., Ltd. to be filed on about March 6, 2023. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Keith K Zhen CPA

Keith K Zhen CPA

Brooklyn, New York,

March 6, 2023